UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 20, 2014
(Date of earliest event reported)

CLEARFIELD, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

5480 Nathan Lane North, Suite 120, Plymouth, MN 55442
(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

FY 2014 Cash Bonus Program

On November 21, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Clearfield, Inc., (the “Company”) approved a cash bonus program for fiscal year 2014 (the “2014 Bonus Program”). The executive officers (the “Executives”) that participated in the 2014 Bonus Program are: Cheryl P. Beranek, Chief Executive Officer; John P. Hill, Chief Operating Officer; and Daniel R. Herzog, Chief Financial Officer.

The performance goals under the 2014 Bonus Program for the Executives consisted of the Company's net income for fiscal year 2014 from continuing operations, excluding taxes, other income or expense, and any bonus amounts (“ICO”) and the Company’s achievement of revenue for fiscal year 2014.  The Committee established minimum amounts of fiscal year 2014 ICO that must be achieved to fund the bonus pool, as well as target amounts of achievement for each performance goal.

On November 20, 2014, the Committee determined the bonus pool amounts available under the 2014 Bonus Program based upon fiscal year 2014 ICO and fiscal year 2014 revenue, which was less than the target amounts set by the Committee. Amounts from the bonus pool created by the 2014 Bonus Program were allocated by the Company's management among eligible non-executive officer employees. On November 20, 2014, the Committee approved the following payouts to the Executives from the amounts remaining in the bonus pool and otherwise in respect of fiscal year 2014 performance: Ms. Beranek, $355,981; Mr. Hill, $322,475 and Mr. Herzog $68,495.

FY 2015 Base Salaries and FY 2015 Cash Bonus Program

On November 20, 2014, the Committee recommended and the Board of Directors approved increases in the annual base salaries of Messrs. Hill and Herzog to $282,400 and $175,400, respectively.  The annual base salary of Ms. Beranek was not changed and remains at $282,400.

On November 20, 2014 the Board of Directors of the Company adopted the fiscal year 2015 cash bonus program (the “Program”) for company employees, including the Executives, based upon the recommendation of the Committee.  The Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives and other employees outside the Program.

The Program is designed such that achievement of a performance goal will determine the bonus pool which is the aggregate cash amounts available under the Program for awards to all participants, including the Executives. The performance goal is the Company’s achievement at the end of fiscal year 2015 of ICO (as defined above).  The Committee established minimum amounts of fiscal year 2015 ICO that must be achieved to fund the bonus pool, as well as target amounts of achievement for fiscal year 2015 ICO. The Committee also established the maximum amount of the bonus pool based as a percentage of fiscal year 2015 ICO.

The Committee will determine payouts of cash bonuses from the bonus pool determined by the Program following the Committee’s determinations at the end of the fiscal year to those Executives and other participants who continue to be employed as of the end of the fiscal year. The Committee recommended and the Board also approved the amounts that may be earned by the Executives under the Program at the target amount of fiscal year 2015 ICO as a percentage of the Executive’s base salary as follows: 150% for Ms. Beranek and Mr. Hill and 50% for Mr. Herzog.

Director Restricted Stock Awards

On November 20, 2014, the Board of Directors approved, based on the recommendation of the Committee, an award of restricted stock to each non-employee director elected at the 2015 Annual Meeting of Shareholders.  The restricted stock award will be granted on the day after the 2015 Annual Meeting and have a value of $10,000 as of the date of grant.  The restricted stock award will be granted under the Company’s 2007 Stock Compensation Plan and vest one business day prior to the 2016 Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By	/s/ Cheryl P. Beranek
Dated: November 21, 2014		Cheryl P. Beranek, Chief Executive Officer